Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Rapid Therapeutic Science Laboratories, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Units consisting of shares of Common Stock, par value $0.001 per share, and Warrants to purchase shares of Common Stock, par value $0.001 per share(2)	457(o)	N/A	N/A	$11,500,000	0.0000927	$1,254.65	--	--	--	--
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share included as part of the Units(2)	457(o)	N/A	N/A	Included with Units above	0.0000927	--	--	--	--	--
Fees to Be Paid	Equity	Warrants to purchase shares of Common Stock, $0.001 per share, included as part of the Units(2) (3)	457(o) and 457(g)	N/A	N/A	Included with Units above	0.0000927	--	--	--	--	--
Fees to Be Paid	Equity	Shares of Common Stock issuable upon exercise of the Warrants(4)	457(o)	N/A	N/A	$11,500,000	0.0000927	$1,254.65	--	--	--	--
Fees to Be Paid	Equity	Representative’s warrants to purchase Common Stock(5)	457(o) and 457(g)	N/A	N/A	--	0.0000927	--	--	--	--	--
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share, underlying Representative’s warrants(6)	457(o) and 457(g)	N/A	N/A	$690,000	--	$75.28	--	--	--	--
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	--	--	--	--

Total Offering Amounts	$23,255,400	$2,584.58
Total Fees Previously Paid		--
Total Fee Offsets		--
Net Fee Due		--

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock split, stock dividends, recapitalization, or other similar transactions.

(2)Includes common stock and/or warrants that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)In accordance with Rule 457(g) under the Securities Act, because the shares of the common stock underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)There will be issued one warrant to purchase one share of common stock for every unit offered. The warrants are exercisable at a per share price of ______% of the unit public offering price.

(5)Represents warrants granted to the representative of the underwriters to purchase shares of common stock in an amount up to 5.0% of the number of shares of common stock sold to the public in this offering. Also includes warrants that may be granted if the underwriters exercise their over-allotment option in full. See “Underwriting” contained within the prospectus included in this registration statement. No registration fee pursuant to Rule 457(g) under the Securities Act.

(6)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act based on an estimate of the proposed maximum aggregate offering price. The representative’s warrants are exercisable at a per share exercise price equal to 120% of the public offering price of the units. As estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, the proposed maximum offering price of the representative’s warrants is equal to 120% of $575,000 (5.0% of $11,500,000).

(7)Previously paid.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A